SAFEGUARD SCIENTIFICS, INC.
                            EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                                 (000 omitted except per share data)


                                                      Three Months Ended               Six Months Ended
                                                            June 30                        June 30
                                                   -----------------------          ----------------------
                                                     1995            1994             1995           1994
                                                   --------        --------         --------       --------
Primary earnings per common share

Net earnings                                       $ 4,766          $3,808          $ 8,302          $7,091
Adjustment   (1)                                      (177)           (157)            (299)           (313)
                                                   --------        --------         --------        --------
                                                   $ 4,589          $3,651          $ 8,003          $6,778
                                                   ========        ========         ========        ========
Average common shares outstanding                    9,669           9,446            9,605           9,404

Average common share equivalents                       524             410              519             418
                                                   --------        --------         --------        --------
Average number of common shares and
common share equivalents outstanding                10,193           9,856           10,124           9,822
                                                   ========        ========         ========        ========
Primary earnings per common share                     $.45            $.37             $.79            $.69
                                                   ========        ========         ========        ========

Fully diluted earnings per common share

Primary net earnings                               $ 4,766          $3,808          $ 8,302          $7,091
Adjustment   (1)                                      (571)           (394)          (1,001)           (823)
                                                   --------        --------         --------        --------
                                                   $ 4,195          $3,414          $ 7,301          $6,268
                                                   ========        ========         ========        ========
Average common shares outstanding                    9,669           9,446            9,605           9,404

Average common share equivalents                       570             410              606             418
                                                   --------        --------         --------        --------
Average number of common shares
assuming full dilution                              10,239           9,856           10,211           9,822
                                                   ========        ========         ========        ========
Fully diluted earnings per common share               $.41            $.35             $.72            $.64
                                                   ========        ========         ========        ========

(1) Net earnings are adjusted for the dilutive effect of public subsidiary common stock equivalents (primary) and convertible securities (fully diluted).

    Share and per share data have been retroactively adjusted to reflect the two-for-one split of the Company's common shares effective September 7, 1994.

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